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                                                                     EXHIBIT 3.7


                          CERTIFICATE OF INCORPORATION

                                       OF

                                 GALLERY CORP.

                  I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

                  FIRST: The name of the corporation (the "Corporation") is "Gallery Corp."

                  SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road Wilmington, Delaware. The name of the Corporation's registered agent at such address is Corporation Service Company. The county of New Castle.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 300,000 shares. Of these, (i) 100,000 shall be shares of Common Stock having a par value of $.01 per share (the "Common Stock"), and (ii) 200,000 shall be shares of Preferred Stock, having a par value of $.01 per share (the "Preferred Stock"). Except as otherwise provided by law, the shares of capital stock of the Corporation regardless of class, may be issued by the Corporation from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

         (b) Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of such series the voting powers, designations,

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preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations, or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

                  FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

                  SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to fullest extent permitted by the General Corporation Law of Delaware as so amended.

                  SEVENTH: (a) Each person who is or was or had agreed to become a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh

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shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

         (b) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the Article Seventh, provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

         (c) If this Article Seventh or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Seventh as to all expense, liability and loss (including attorneys' fees, judgments, fines, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Seventh to the full extent permitted by any applicable portion of this Article Seventh that shall not have been invalidated and to the full extent permitted by applicable law.

                  EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly

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authorized to make, after, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                  NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

                  TENTH: The name and mailing address of the incorporator are:

                                   Barry Stein
                          Jones, Day, Reavis and Pogue
                               3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308-3242

                  IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 23rd day of December, 1999.

                                       /s/ Barry Stein
                                       -----------------------------
                                       Barry Stein, Incorporator